  As filed with the Securities and Exchange Commission on April 27, 2001
                                                     Registration No. 333-93629
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                    POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              ORGANOGENESIS INC.
            (Exact name of registrant as specified in its charter)

               Delaware                             04-2871690
   (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)              Identification No.)

                               ----------------

                  Philip M. Laughlin, Chief Executive Officer
                              Organogenesis Inc.
                                 150 Dan Road
                          Canton, Massachusetts 02021
                                (781) 575-0775
     (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                               ----------------

                                With copies to:

       Neil H. Aronson, Esquire              Bonnie D. Podolsky, Esq.
 Mintz, Levin, Cohn, Ferris, Glovsky   Kramer Levin Naftalis & Frankel LLP
           and Popeo, P.C.                       919 Third Avenue
         One Financial Center                   New York, NY 10022
     Boston, Massachusetts 02111                  (212) 715-9100
            (617) 542-6000

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), shall determine.

                               EXPLANATORY NOTE

   This Post-Effective Amendment No. 2 to Registration Statement on Form S-3 includes a prospectus supplement which amends and supplements the prospectus dated February 14, 2000, also included herein.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this Prospectus is not complete and may be changed. We may +
+not sell these securities until Post Effective Amendment No. 2 to the         +
+Registration Statement filed with the Securities and Exchange Commission is + +effective. This Prospectus is not an offer to sell these securities and is + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION. DATED APRIL 27, 2001.
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 14, 2001.

                               ORGANOGENESIS INC.

                              1,900,000 Shares of
                                  Common Stock

                                  -----------

  Pursuant to an underwriting agreement dated April , 2001 between us and UBS Warburg LLC, as underwriter, we have agreed to sell, and the underwriter has agreed to purchase, up to a total of 1,900,000 shares of common stock from time to time during the two year period ending April , 2003.

 . On any trading day during this period, we may elect, by giving the underwriter a purchase notice to that effect, to issue and sell to the underwriter a number of shares of common stock that is not less than 5% and not more than 25% of the average trading volume of the common stock on the American Stock Exchange for the previous five days.

 . We may also give the underwriter an option to elect to purchase up to twice the number of shares specified in our purchase notice.

 . The purchase price of the shares we sell to the underwriter will be the volume weighted average price for that trading day less an underwriting discount of 6% (or 4.5% if the underwriter exercises its option to increase the number of shares specfied in our purchase notice).

 . In any purchase notice we give the underwriter, we may specify a minimum sale price per share at which we are willing to sell shares to the underwriter on that trading day. If the volume weighted average price for that trading day is less than the minimum price we specify, no sale will occur.

  The Common Stock sold under the underwriting agreement will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine.

  You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

  The common stock is listed on the American Stock Exchange under the symbol "ORG." The last reported sale price for the Common Stock on the American Stock Exchange on April 26, 2001 was $8.48.

  See "Risk Factors" beginning on page S-3 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April  , 2001.

                                UBS Warburg LLC

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
  Prospectus Supplement
  Risk Factors.............................................................  S-3
  Use of Proceeds.......................................................... S-10
  Dilution................................................................. S-11
  Management............................................................... S-12
  Underwriting............................................................. S-13
  Legal Matters............................................................ S-14
  Prospectus
  The Company..............................................................    3
  Risk Factors.............................................................    4
  Where You Can Find More Information......................................   12
  Incorporation of Documents by Reference..................................   13
  Use of Proceeds..........................................................   14
  Plan of Distribution.....................................................   15
  Description of Securities................................................   16
  Transfer Agent and Registrar.............................................   20
  Legality of Common Stock and Warrants....................................   20
  Experts..................................................................   20
  Indemnification..........................................................   21

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

                                  RISK FACTORS

   Before you purchase our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our common stock.

   Our Company Has a History of Losses and We Expect to Continue to Incur
Losses

   Organogenesis Inc. was founded in 1985. We have incurred operating losses in every year of our existence. We incurred net losses of $14,031,000 for the year ended December 31, 1998, $28,350,000 for the year ended December 31, 1999 and $28,605,000 for the year ended December 31, 2000, which losses are continuing. As of December 31, 2000, we have an accumulated deficit of $157,972,000. We have not achieved profitability and expect to continue to incur net losses through at least the first half of 2002. The extent of future losses and the time required to achieve profitability is highly uncertain. Moreover, although our business is not seasonal in nature, our revenues have historically varied significantly from fiscal quarter to fiscal quarter due to the recognition of non-refundable research, development and milestone payments.

   In Order to Achieve Commercial Success, Our Products Must Gain Market Acceptance

   We have one principal product on the market, Apligraf, which is marketed by Novartis. Products under development, as well as additional uses for Apligraf, will require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that:

    .Our approach will not be successful;

    . Our potential products will be found to be unsafe, ineffective or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances;

    . The potential products, if safe and effective, will be difficult to develop into commercially viable products, will be difficult to manuafacture on a large scale, will be uneconomical to market, will fail or be delayed in gaining acceptable insurance reimbursement or will fail to obtain acceptance by the medical community;

    .Proprietary rights of third parties will preclude us from marketing such products; or

    .Third parties will market superior or equivalent products.

   Our business results would be hurt if we are unable to demonstrate to the medical community the efficacy, relative safety and cost-effectiveness of treating patients with our products or if our products were not accepted as alternatives to other existing or new therapies.

   Our Markets Are Competitive and Our Competitors Could Develop More Effective Products

   We are engaged in the rapidly evolving and competitive field of tissue engineering for the treatment of skin wounds and other medical needs. Our competitors include tissue engineering companies, xenotransplant companies, wound care divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies using traditional technologies to develop products for wound care. Some of these companies have much greater resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in the manufacturing, marketing and distribution of products than we do. Our competitive position is based upon our ability to:

    .create and maintain scientifically-advanced technology and proprietary products and processes;


    .attract and retain qualified personnel;

    .obtain patent or other protection for our products and processes;

    .obtain required government approvals on a timely basis;

    .manufacture products on a cost-effective basis; and

    .successfully market products.

   If we are not successful in meeting these goals, our business could be hurt. Similarly, our competitors may succeed in developing technologies, products or procedures that are more effective than any that we are developing or that would render our technology and products obsolete, noncompetitive or uneconomical.

   We Currently Depend Upon Novartis to Market Apligraf and Novartis may not be Successful in Marketing Apligraf in the Future

   We currently have limited experience in sales, marketing and distribution and have developed a long-term strategic relationship with Novartis, who has marketing and sales forces with technical expertise and distribution capability. Our revenues will depend upon the efforts of Novartis, who may or may not be successful in marketing and selling Apligraf or gaining international approvals for the product. We may not be able to maintain our long-term strategic relationship with Novartis. To the extent that we choose not to maintain our relationship with Novartis, we may need more capital and resources to undertake a commercialization program at our own expense. In addition, we may encounter significant delays in introducing Apligraf into certain markets or find that the commercialization of Apligraf in such markets may be adversely affected by the absence of a collaborative agreement.

   Our Ability to Commercialize Our Products Depends Upon Our Compliance with Government Regulations

   Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the US and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. For example, Apligraf is regulated as a drug by the European Union, which is normally a more extensive regulatory approval process than that in effect for medical devices. We filed for regulatory approval for Apligraf with the European Union in April 2001. We can not be certain how long it will take to gain approval to market Apligraf in the European Union, or if we will ever gain such approval. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

   Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products. We would not be able to commercialize our products as planned and our operating results would be hurt if:

    .the regulatory agencies find our testing protocols to be inadequate;

    .the appropriate authorizations are not granted on a timely basis, or at all;

    .the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals;


    .we lose previously-received authorizations; or

    .we do not comply with regulatory requirements.

   Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

   We Rely Heavily Upon Our Patents and Proprietary Technology and Any Future Claims That Our Patents Are Invalid or Infringe Rights of Third Parties Could Seriously Harm Our Business

   We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to living tissue products, organ assist treatments and other aspects of tissue engineering. We currently have 26 patents issued in the US, 11 patents issued in Europe and 6 patents issued in Japan. As part of our continuing interest in protecting intellectual property rights, we have filed and are prosecuting 15 other patent applications in the US. We also license some of our technologies under an exclusive patent license agreement with the Massachusetts Institute of Technology ("MIT"). The agreement with MIT covers certain US patents and corresponding patents in Europe and Japan. The earliest patent expiration is in 2006 for the US. Pursuant to the MIT agreement, we have been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents. Additionally, we have purchased intellectual property from Baxter Healthcare Corporation related to our liver assist device program, which includes two US patents--one issued and one pending--as well as corresponding international patents.

   We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our domestic or foreign patent applications. Our patents may be challenged, invalidated or designed around by third parties. Patents issued to or licensed by us may be infringed or third parties may independently develop either the same or similar technology. Similarly, our patents may not provide us with meaningful protection from competitors, and as a result our competitors could compete more directly with us.

   Third parties may claim that our products infringe their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. While we are not subject to any pending or threatened claim of infringement, our competitors or other third parties may assert in the future that our products or the methods we employ may be covered by patents held by them. For example, we are aware of issued patents in the markets we currently serve and propose to serve that are held by third parties. We do not license or have other rights to these patents. We believe that these patents would not be infringed by the manufacture, use or sale of Apligraf or our products under development and that other defenses would be available to us if a claim were brought by a third party relating to these patents. As we do not license or have other rights to these patents, if we were forced to defend infringement litigation, a court or trier of fact might disagree with our view and we might not be able to establish invalidity or non-infringement. In particular, establishing invalidity requires clear and convincing evidence sufficient to overcome the presumption of validity that issued patents enjoy by law.

   In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, which may later result in issued patents which our products infringe. There could also be existing patents of which we are not aware that our products may infringe.

   If an infringement lawsuit were to be asserted against us and we lost, we could be required to pay substantial monetary damages. Moreover, we could be prevented from selling the infringing product unless we could obtain a license to use technology or ideas covered by the patents we were held to infringe or were able to redesign our product to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign a product to avoid infringement. Modification of a product or development of a new product could require us to conduct additional clinical trials and to revise our filings with health regulatory agencies, which could be time-consuming and expensive. We would be materially harmed if we were unable to successfully defend infringement litigation or were unable to obtain any required license or sublicense to a patent we were held to infringe.

   There is a substantial amount of litigation over patent and other intellectual property rights in the medical industry generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

   We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. We request that any corporate sponsor with which we enter into a collaborative agreement do so as well. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

   We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

   We Must Be Able To Manufacture Our Products Successfully

   The process of manufacturing our products is complex, requiring strict adherence to manufacturing protocols. We have been producing our lead product, Apligraf, for commercial sale since the second half of 1997 in adherence with these manufacturing protocols. However, with increasing demand for Apligraf, we must further transition from small-scale to full-scale production of our products. If we do not make the full-scale transition successfully, we will not be able to satisfy the demand for our products and our results of operations will be hurt. Our results of operations will also be hurt if we encounter product quality problems resulting in insufficient product to meet sales demand or product recalls.

   We are required to maintain a manufacturing facility in compliance with Good Manufacturing Practices. Manufacturing facilities and processes must pass an inspection before the FDA issues any product licenses necessary to market medical therapeutics and are subject to continual review and periodic inspection. Foreign regulatory agencies can also have manufacturing controls and inspections. We may not be able to maintain the necessary regulatory approvals for our manufacturing operations or manufacture our products in a cost-effective manner. If we were unable to manufacture potential products independently or obtain or retain third party manufacturing on commercially acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause us to be unable to commercialize product candidates as planned, on a timely basis or on a profitable basis.

   We Must Be Able To Obtain Adequate Sources of Supply

   We manufacture Apligraf for commercial sale, as well as for use in clinical trials, at our Canton, Massachusetts facility. Among the fundamental raw materials needed to manufacture Apligraf are keratinocyte and fibroblast cells. Because these cells are derived from donated infant foreskin, they may contain human-borne pathogens. We perform extensive testing of the cells for pathogens, including the HIV or "AIDS" virus. Our inability to obtain cells of adequate purity, or cells that are pathogen-free, would limit our ability to manufacture sufficient quantities of our products.

   Another major material required to produce our products is collagen, a protein obtained from animal source tissue. We have developed a proprietary method of procuring our own collagen that we believe is superior in quality and strength to collagen available from commercial sources. We currently obtain animal source tissue from US suppliers only. We may not be able to obtain adequate supplies of animal source tissue to meet our future needs or on a cost-effective basis. The thermo-formed tray assembly that is used in the manufacturing process of Apligraf is available to us under a supply arrangement with only one manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain components in their applications, FDA approval of a new material would be required if a currently approved material became unavailable from a supplier. If we are unable to obtain adequate supplies of thermo-formed tray assemblies to meet future Apligraf manufacturing needs or if we cannot obtain such assemblies on a cost-effective basis, our operations would be hurt.

   Interruptions in our supply of materials may occur in the future or we may have to obtain alternative vendors for these materials. Any significant supply interruption would adversely affect the production of Apligraf. In addition, an uncorrected impurity or a supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could hurt our ability to manufacture products.

   The Retention of Key Personnel Is Important To Our Competitive Position

   Because of the specialized nature of our business, our success will depend upon our ability to attract and retain highly qualified personnel and to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced personnel amongst the biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions is intense. If we are unable to continue to attract and retain such personnel or relationships, our competitive position could be hurt.

   We May Be Subject To Product Liability Suits; Our Insurance May Not Be Sufficient To Cover Damages

   Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. Although we have product liability insurance coverage, the level or breadth of our coverage may not be adequate to fully cover potential liability claims. In addition, we may not be able to obtain additional product liability coverage in the future at an acceptable cost. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, could negatively affect our business.

   Our Business Is Subject To the Uncertainty of Third-Party Reimbursement and Health Care Reform Measures Which May Limit Market Acceptance

   In both domestic and foreign markets, our ability to commercialize our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

   There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the US. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.

   Our Stock Price Is Volatile And Can Fluctuate Significantly Based On Events Not In Our Control And General Industry Conditions

   The biotechnology sector seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance. Our stock price may be affected by a number of factors including, but not limited to:

    .clinical trial results, regulatory decisions and other product development events;

    .the outcome of litigation;

    .decisions relating to intellectual property rights;

    .the entrance of competitive products into our market;

    .changes in reimbursement policies or other practices related to the pharmaceutical industry; or

    .other industry and market changes or trends.

   During the past three years, the price of our common stock, adjusted for stock splits, has ranged from $6.75 to $35.19 per share. These fluctuations can occur due to events outside of our control, regulatory actions such as government approval of products or reimbursements, and general market conditions affecting the biotechnology sector or the stock market generally.

   We Will Need To Raise Additional Funds, Which Could Adversely Affect Your Investment

   Based upon our current plans, we believe existing working capital at December 31, 2000, together with the proceeds of product and other revenues in 2001 and proceeds available from sales of shares to the underwriter and/or exercising a portion or all of a $20,000,000 equity security put with Novartis, which is at our discretion, will be sufficient to finance operations through at least the first quarter of 2002. We expect to raise additional funds in 2001 through equity financing. However, this statement is forward-looking and changes may occur that would significantly decrease available cash before such time. Factors that may change our cash requirements include:

    .Sales volume forecasts not achieved;
    . Delays in obtaining regulatory approvals of products in different countries, if needed, and subsequent timing of product launches;
    .Delays in commercial acceptance and reimbursement when product launches occur;
    .Changes in the progress of research and development programs; and . Changes in the resources devoted to outside research collaborations or projects, self-funded projects, proprietary manufacturing methods and advanced technologies.

   Any of these events could adversely impact our capital resources, requiring us to raise additional funds. Management believes that additional funds may be available through equity or debt financing, strategic alliances with corporate partners, capital lease arrangements, or other sources of financing in the future. There can be no assurances that these funds will be available when required on terms acceptable to us, if at all. If adequate funds are not available when needed, we would need to delay, scale back or eliminate certain research and development programs or license to third parties certain products or technologies that we would otherwise undertake ourselves, resulting in a potential adverse effect on our financial condition and results of operations.

   Our Anti-Takeover Measures May Affect the Value of Our Stock

   We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan, which gives holders of common stock the right to purchase shares of our Series B Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of us.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $1.00 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stocks could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Organogenesis by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

   The Value of Your Securities May Decrease if Other Security Holders Exercise Their Options and Warrants or Convert Their Debt Into Common Stock

   At December 31, 2000, 34,489,459 shares of our common stock are outstanding, which excludes 85,000 treasury shares. We have reserved an additional 9,583,539 shares of common stock for future issuance or conversion of stock options, warrants and the convertible debentures (excluding 1,911,075 shares of common stock remaining under the shelf registration statement, of which this Prospectus Supplement is a part). We plan to issue additional options in the future. If any of these securities are exercised or converted, investors may experience dilution in the market value and earnings per share of the common stock into which these securities are convertible.

                                USE OF PROCEEDS

   The net proceeds to us from this offering will be approximately $14,700,000 if all 1,900,000 shares are sold at a market price of $8.48 per share based on the $8.48 closing stock price per share for our common stock as reported on the American Stock Exchange on April 26, 2001. However, the Common Stock sold to the underwriter will be sold at prices related to the prevailing market price for such securities, and therefore the amount of proceeds raised may vary significantly from the amount stated. We plan to use the net proceeds for general corporate purposes, including:

    . repaying our obligations as they become due;

    . product development;

    . financing capital expenditures; and

    . general working capital purposes.

   Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

                                    DILUTION

   Our net tangible book value at December 31, 2000 was approximately $(3,784,000), or $(.11) per share of common stock. Net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the 34,489,459 shares of common stock outstanding as of December 31, 2000. After giving effect to the issuance and sale of the shares of common stock offered by us in this offering (at an assumed public offering price of $8.48 per share based on the $8.48 closing stock price per share for our common stock as reported on the American Stock Exchange on April 26, 2001, and assuming all 1,900,000 shares of common stock available for sale are sold in this offering) and the receipt and application of the net proceeds of $14,700,000 from the sale of these shares, our net tangible book value as of December 31, 2000 would have been $10,916,000, or $.30 per share. This represents an immediate increase in the net tangible book value to existing stockholders of $.41 per share and an immediate dilution to new investors of $8.18 per share. The following table illustrates this per share dilution:

Assumed public offering price per share.....................              $8.48
                                                                          -----
  Net tangible book value per share at December 31, 2000.... $(3,784,000)
  Increase in net tangible book value per share attributable
   to new investors......................................... $       .41
  Net tangible book value per share after this offering.....              $ .30
                                                                          -----
Dilution per share to new investors.........................              $8.18
                                                                          =====

   The foregoing table is based on shares outstanding as of December 31, 2000. It excludes:

     3,737,019 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $10.02 per share.

     900,000 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $22.22 per share.

     1,694,968 shares of common stock issuable upon the exercise of convertible debt at a weighted average exercise price of $14.50 per share.

     If any of such options, warrants or convertible debt are exercised, there could be further dilution to the new investors. If the price paid by new investors in this offering is greater than $8.48 per share, the dilution to such new investors in this offering would increase.

                                   MANAGEMENT

   The following table sets forth the name, age and current position of each executive officer and each such officer's business experience during the past five years.

        Name and Age                        Position and Business Experience
        ------------                        --------------------------------
Philip M. Laughlin...........  Chief Executive Officer of Organogenesis Inc. since
 Age 54                        January 2000; President and Chief Operating Officer since
                               October 1999; Director since October 1999; President of
                               Cardiac Surgery, Medtronic, Inc. from 1995 to September
                               1999; President of Clintec Nutrition Company, a joint
                               venture between Baxter International and Nestle, S.A.
                               from 1989 to 1995.
John Arcari..................  Vice President, Finance and Administration and Chief
 Age 55                        Financial Officer, Treasurer and Secretary since May
                               2000; Chief Financial Officer of Intl.com from September
                               1999 to April 2000; Chief Financial Officer of Robotic
                               Vision Systems Inc. from August 1997 to March 1999; Chief
                               Financial Officer of LTX Corporation from February 1987
                               to July 1997.
Paul DiCicco.................  Vice President Operations since June 2000; Senior Vice
 Age 49                        President Operations of Verdant Brands from August 1999
                               to June 2000; Vice President and General Manager
                               Operations of Mentor Urology from May 1994 to August
                               1999; Director of Manufacturing of C.R. Bard from
                               November 1981 to May 1994.
Nancy L. Parenteau, Ph.D.....  Senior Vice President, Research and Development and Chief
 Age 47                        Scientific Officer since August 1995; Vice President,
                               Cell and Tissue Science from February 1994 to August
                               1995.
Michael L. Sabolinski, M.D...  Senior Vice President, Medical and Regulatory Affairs
 Age 45                        since August 1995; Vice President, Medical and Regulatory
                               Affairs from February 1994 to August 1995.

                                  UNDERWRITING

   Pursuant to an underwriting agreement dated April , 2001 between us and UBS Warburg LLC, as underwriter, we have agreed to sell, and the underwriter has agreed to purchase, up to a total of 1,900,000 shares of common stock from time to time during the two year period ending April , 2003 on the terms and conditions described below. On any trading day during this period, we may elect, by giving the underwriter a purchase notice to that effect, to issue and sell to the underwriter a number of shares of common stock that is not less than 5% and not more than 25% of the average trading volume of the common stock on the American Stock Exchange for the previous five days. We may also give the underwriter an option to elect to purchase up to twice the number of shares specified in our purchase notice. The purchase price of the shares we sell to the underwriter will be the volume weighted average price at which shares of the common stock traded on the American Stock Exchange during regular trading hours for that trading day less an underwriting discount of 6% (or 4.5% if the underwriter exercises its option to increase the number of shares specified in our purchase notice). In any purchase notice we give the underwriter, we may specify a minimum sale price per share at which we are willing to sell shares to the underwriter on that trading day. If the volume weighted average price for that trading day is less than the minimum price we specify, no sale will occur. We will not pay any other compensation in conjunction with the sale of shares to the underwriter.

   The underwriter may terminate its obligations under the underwriting agreement, in its discretion, upon the occurrence of certain stated events. The underwriter is, however, obligated to take up and pay for all shares subject to a purchase notice if any of the shares subject to that purchase notice are purchased (except that if we offer the underwriter the option to increase the number of shares subject to a purchase notice, the underwriter may accept or reject such option in its discretion, and, if it accepts such option, may determine the increased number of shares that it will purchase subject to a maximum of twice the number of shares specified by us in the purchase notice). We and the underwriter may each terminate our obligations under the underwriting agreement, for any reason, during the ten-day period commencing on
each of October  , 2001, and April   and October  , 2002.

   The underwriter intends to resell shares purchased from us in transactions at prices related to the prevailing market price of the common stock. The underwriter may engage in sales of common stock, including short sales, in advance of or on the purchase date for any shares deliverable pursuant to a purchase notice. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase from us pursuant to any purchase notice. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the number of shares the underwriter is entitled to purchase pursuant to its option to increase the number of shares subject to a purchase notice. The underwriter may close out any covered short position with the shares it purchases from us or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares from us pursuant to the underwriting agreement. Naked short sales are sales in excess of the shares the underwriter is entitled to purchase from us pursuant to its option. The underwriter must close out any naked short position by purchasing shares in the open market. Short sales may be effected through the American Stock Exchange or otherwise and may be discontinued at any time.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriter may be required to make in respect thereof.

   We have agreed to bear the expenses incident to the registration of the shares. These expenses, excluding underwriting commissions, are estimated to be
$    .

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. The underwriter has been represented by Kramer Levin Naftalis & Frankel LLP of New York, New York.

                                   PROSPECTUS

                               ORGANOGENESIS INC.

                              3,000,000 Shares of
                                  Common Stock

   This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

  .  We may issue shares of common
     stock from time to time at an
     aggregate initial public
     offering price not to exceed
     $50,000,000 and not to exceed
     3,000,000 shares of our common
     stock.                                          ----------------
  .  We will circulate a Prospectus
     Supplement each time we issue
     the common stock.                           This Investment Involves
                                                 A High Degree of Risk.
  .  The Prospectus Supplement will            You Should Purchase Shares
     inform you about the specific               Only If You Can Afford
     terms of that offering and also                A Complete Loss.
     may add, update or change
     information contained in this                  See "Risk Factors"
     Prospectus.                                  Beginning on Page 4.

  .  You should read this Prospectus                 ----------------
     and any Prospectus Supplement
     carefully before you invest.
   Our Common Stock is traded on the American Stock Exchange under the symbol "ORG".


   On February 11, 2000, the last reported sale price for the Common Stock on the American Stock Exchange was $10.4375 per share.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

   The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

                The date of this Prospectus is February 14, 2000

   We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

   CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH COMMON STOCK, AND THE IMPOSITION OF A PENALTY BID, AND BIDDING FOR AND PURCHASING SHARES OF THE COMMON STOCK IN THE OPEN MARKET DURING AND AFTER AN OFFERING.

                                  THE COMPANY

   Organogenesis Inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue. We were formed to advance and apply the emerging field of tissue engineering to major medical needs. We were organized as a Delaware corporation in 1985, with our principal executive offices located at 150 Dan Road, Canton, Massachusetts 02021. Our telephone number is 781-575-0775.

   Tissue-engineered products typically include living cells and/or natural connective tissue material such as collagen. Living cells can produce or remove substances in response to their environment; connective tissue can provide physical function while being converted to living tissue through the ingrowth of a patient's cells and blood vessels. We have established expertise with both human cells and natural connective tissue and select our product development approach based upon medical applications. We target applications in which our products have the potential to provide significant benefits over traditional approaches and the ability to achieve the necessary economies of scale for cost-effectiveness. Our product development program includes living tissue replacements, cell-based organ assist devices such as our Bioartificial Liver, and other tissue-engineered products such as our vascular graft product. Our product pipeline includes both products which include living cells, and purely acellular, connective tissue-based products. We are also exploring additional opportunities relating to cell and gene therapy applications and to our cryopreservation technology.

   We have established expertise in procuring, culturing and optimizing human cells to provide cell function in tissue-engineered products. Our lead product, Apligraf(R)*, was launched in the United States--the world's largest healthcare market--in June 1998. Apligraf is the only manufactured product containing living human cells to show efficacy in a controlled study and to gain FDA PMA approval. Apligraf is approved for use by the FDA in the treatment of venous leg ulcers. In December 1999, the Company submitted an Apligraf PMA supplement for diabetic foot ulcers.

   Our strategy is to commercialize products either by ourselves or through partners with an established marketing presence. For example, Novartis Pharma AG has global marketing rights to Apligraf and is responsible for sales and marketing costs. We have an active business development program related to products and technologies in our pipeline.
--------
*  Apligraf(R) is a registered mark of Novartis Pharma AG.

                                  RISK FACTORS

   Before you purchase our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our common stock.

Our Company Has a History of Losses and We Expect to Continue to Incur Losses

   Organogenesis Inc. was founded in 1985. We have incurred operating losses in every year of our existence. We incurred net losses of $7,499,000 for the year ended December 31, 1996, $19,807,000 for the year ended December 31, 1997, $14,031,000 for the year ended December 31, 1998, and $19,996,000 for the nine months ended September 30, 1999, which losses are continuing. As of September 30, 1999, we have an accumulated deficit of $121,013,000. We have not achieved profitability and expect to continue to incur net losses. The extent of future losses and the time required to achieve profitability is highly uncertain. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

In Order to Achieve Commercial Success, Our Products Must Gain Market
Acceptance

   We manufacture and market one principal product: Apligraf. We have only recently begun to market Apligraf through Novartis and to generate revenues from the commercialization of this product. Products under development will require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that:

    .  Our approach will not be successful;

    . Our potential products will be found to be unsafe, ineffective or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances;

    . The potential products, if safe and effective, will be difficult to develop into commercially-viable products, will be difficult to manufacture on a large scale, will be uneconomical to market, or will fail to obtain acceptance by the medical community;

    . Proprietary rights of third parties will preclude us from marketing such products; or

    .  Third parties will market superior or equivalent products.

   Our business results would be hurt if were unable to demonstrate to the medical community the efficacy, relative safety and cost effectiveness of treating patients with our products or if our products were not accepted as alternatives to other existing or new therapies.

Our Markets Are Competitive and Our Competitors Could Develop More Effective Products

   We are engaged in the rapidly evolving and competitive field of tissue engineering for the treatment of skin wounds and other medical needs. Our competitors include tissue engineering companies, xenotransplant companies, wound care divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies using traditional technologies to develop products for wound care. Some of these companies have much greater resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in the manufacturing, marketing and distribution of products than we do. Our competitive position is based upon our ability to:

    . create and maintain scientifically-advanced technology and proprietary products and processes;

    .  attract and retain qualified personnel;

    .  obtain patent or other protection for our products and processes;

    .  obtain required government approvals on a timely basis;

    .  manufacture products on a cost-effective basis; and

    .  successfully market products.

   If we are not successful in meeting these goals, our business could be hurt. Similarly, our competitors may succeed in developing technologies, products or procedures that are more effective than any that we are developing or that would render our technology and products obsolete, noncompetitive or uneconomical.

We Depend Upon Strategic Relationships to Market Our Products and Our Distributors May Not Be Successful in Marketing Our Products

   We have limited experience in sales, marketing and distribution. We will need to develop long-term strategic relationships with partners, such as Novartis, that have marketing and sales forces with technical expertise and distribution capability. To the extent that we enter into such relationships, our revenues will depend upon the efforts of third parties who may or may not be successful. We may not be able to establish or maintain long-term strategic relationships, and if we do, our collaborators may not be successful in gaining market acceptance for our products. To the extent that we choose not to or are unable to negotiate or maintain collaborations, we will need more capital and resources to undertake a commercialization program at our own expense. In addition, we may encounter significant delays in introducing our products into certain markets or find that the commercialization of products in such markets may be adversely affected by the absence of collaborative agreements. We are dependent on Novartis for the successful marketing and selling of Apligraf worldwide. If Novartis does not succeed in marketing and selling Apligraf or gaining international approvals for the product or if we are unable to meet the production demand of global commercialization, our operating results will suffer.

Our Ability to Commercialize Our Products Depends Upon Our Compliance with Government Regulations

   Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the US and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

   Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products. We would not be able to commercialize our products as planned and our operating results would be hurt if:

    .  the regulatory agencies find our testing protocols to be inadequate,

    . the appropriate authorizations are not granted on a timely basis, or at all,

    . the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals,

    .  we lose previously-received authorizations or

    .  we do not comply with regulatory requirements.

   Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

We Rely Heavily Upon Our Patents and Proprietary Technology and Any Future Claims that Our Patents Are Invalid Could Seriously Harm Our Business

   We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to living tissue products, organ assist treatments and other aspects of tissue engineering. We currently have 22 patents issued or allowed in the US, 11 pan-European patents issued or granted and six patents issued in Japan. As part of our continuing interest in protecting intellectual property rights, we have filed and are prosecuting 16 other patent applications in the US. We also license some of our technologies under an exclusive patent license agreement with the Massachusetts Institute of Technology. The agreement with MIT covers certain US patents and corresponding patents in Europe and Japan. Pursuant to the MIT agreement, we have been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents. We are not currently a party in any infringement claim.

   We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our domestic or foreign patent applications or that any of our patents will withstand challenges by others. Patents issued to or licensed by us may be infringed or third parties may independently develop either the same or similar technology. Similarly, our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. We may sue or be sued by third parties regarding patents and other intellectual property rights. These suits are costly and would divert funds and management and technical resources from our operations.

   We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. We request that any corporate sponsor with which we enter into a collaborative agreement do so as well. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

   We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

We Must Be Able to Manufacture Our Products Successfully

   The process of manufacturing our products is complex, requiring strict adherence to manufacturing protocols. We have been producing our lead product, Apligraf, for commercial sale since the second half of 1997 in adherence with these manufacturing protocols. However, with increasing demand for Apligraf, we must further transition from small-scale to full-scale production of our products. If we do not make the full transition successfully, we will not be able to satisfy the demands for our products and our results of operations will be hurt.

   We are required to maintain a manufacturing facility in compliance with Good Manufacturing Practices. Manufacturing facilities and processes pass an inspection before the FDA issues any product licenses necessary to market medical therapeutics and are subject to continual review and periodic inspection. We may not be able to maintain the necessary regulatory approvals for our manufacturing operations or manufacture our products in a cost-effective manner. If we were unable to manufacture potential products independently or obtain or retain third party manufacturing on commercially-acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause us to be unable to commercialize product candidates as planned, on a timely basis or on a profitable basis.

We Must Be Able to Obtain Adequate Sources of Supply

   We manufacture Apligraf for commercial sale, as well as for use in clinical trials, at our Canton, Massachusetts facility. Among the fundamental raw materials needed to manufacture Apligraf are keratinocyte and fibroblast cells. Because these cells are derived from donated infant foreskin, they may contain human-borne pathogens. We perform extensive testing of the cells for pathogens, including the HIV or "AIDS" virus. Our inability to obtain cells of adequate purity, or cells that are pathogen-free, would limit our ability to manufacture sufficient quantities of our products.

   Another major material required to produce our products is collagen, a protein obtained from animal source tissue. We have developed a proprietary method of procuring our own collagen that we believe is superior in quality and strength to collagen available from commercial sources. We currently obtain animal source tissue from US suppliers only. We may not be able to obtain adequate supplies of animal source tissue to meet our future needs or on a cost-effective basis. The thermo-formed tray assembly that is used in the manufacturing process of Apligraf is available to us under a supply arrangement with only one manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain components in their applications, FDA approval of a new material would be required if a currently-approved material became unavailable from a supplier. If we are unable to obtain adequate supplies of thermo-formed tray assemblies to meet future Apligraf manufacturing needs or if we cannot obtain such assemblies on a cost-effective basis, our operations would be hurt.

   Interruptions in our supply of materials may occur in the future or we may have to obtain substitute vendors for these materials. Any significant supply interruption would adversely affect the production of Apligraf. In addition, an uncorrected impurity or a supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could hurt our ability to manufacture products.

The Retention of Key Personnel Is Important to Our Competitive Position

   Because of the specialized nature of our business, our success will depend upon our ability to attract and retain highly-qualified personnel and to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced personnel amongst the biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions is intense. If we are unable to continue to attract and retain such personnel or relationships, our competitive position could be hurt.

We May Be Subject to Product Liability Suits; Our Insurance May Not Be Sufficient to Cover Damages

   Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. Although we have product liability insurance coverage, the level or breadth of our coverage may not be adequate to fully cover potential liability claims. In addition, we may not be able to obtain additional product liability coverage in the future at an acceptable cost. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

Our Business Is Subject to the Uncertainty of Third-Party Reimbursement and Health Care Reform Measures Which May Limit Market Acceptance

   In both domestic and foreign markets, our ability to commercialize our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

   There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the US. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.

Our Stock Price Is Volatile and Can Fluctuate Significantly Based on Events In Our Control and General Industry Conditions

   The biotechnology sector seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance. Our stock price may be affected by a number of factors including, but not limited to:

    .  clinical trial results and other product development events,

    .  the outcome of litigation,

    .  decisions relating to intellectual property rights,

    .  the entrance of competitive products into our market,

    . changes in reimbursement policies or other practices related to the pharmaceutical industry or

    .  other industry and market changes or trends.

   During the past three years, the price of our common stock has ranged from $6.928 to $32.700 per share. These fluctuations can occur due to events within our control, regulatory actions such as government approval of products or reimbursements, and general market conditions affecting the biotechnology sector or the stock market generally.

If We Are Unable to Raise Needed Funds, Your Investment Could Be Adversely Affected

   Based upon our current plans, we believe that existing working capital and future funds from Novartis, including product and royalty revenue, will be sufficient to finance operations into 2000. We will need additional capital within the next year to continue under the current plan. However, this statement is forward-looking and changes may occur that would significantly decrease available cash before such time. Factors that may change our cash requirements include:

    . Delays in obtaining regulatory approvals of products in different countries, if needed, and subsequent timing of product launches;

    . Delays in commercial acceptance and reimbursement when product launches occur;

    .  Changes in the progress of research and development programs;

    . Changes in the resources devoted to outside research collaborations or projects, self-funded projects, proprietary manufacturing methods and advanced technologies; and

    .  Acquisition of a second manufacturing plant.

   Any of these events could adversely impact our capital resources, requiring us to raise additional funds. Additional funds may not be available when required on acceptable terms. If adequate funds are not available when needed, we would need to delay, scale back or eliminate certain research and development programs or license to third parties certain products or technologies that we would otherwise undertake ourselves, resulting in a potential material adverse effect on our financial condition and results of operations.

Our Anti-Takeover Measures May Affect the Value of Our Stock

   We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose our stock at above-market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase shares of our Series B Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of us.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stocks could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Organogenesis by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

The Value Of Your Securities May Decrease If Other Security Holders Exercise Their Options and Warrants or Convert Their Debt Into Common Stock or If Other Stockholders Sell Their Stock

   As of December 20, 1999, 30,689,019 shares of our common stock are outstanding (excluding 60,000 treasury shares). We have reserved an additional 12,312,475 shares of common stock for future issuance upon exercise or conversion of options, warrants, the Series C convertible preferred stock and the convertible debentures. We plan to issue additional options and warrants in the future. If any of these securities are exercised or converted, you may experience significant dilution in the market value and earnings per share of the common stock into which your securities are convertible.

   In March 1998, we completed a $20 million convertible preferred stock and warrant financing with two institutional investors. The Series C preferred stock pay no dividends, have no voting rights, and are convertible into common stock over two years based on the then current market price at time of conversion (up to $28.80 per share) except that the investors, in the aggregate, may not convert the Series C preferred stock into common stock in excess of 1,136,364 shares (or an average exercise price of $17.60 per share). We may call for conversion of all or part of the shares of Series C preferred stock under certain conditions based on continued improvement in the price of our common stock. Conversions by the investors are subject to certain limits; no limits exist for conversions on redemption or upon a major transaction. Mandatory conversion is March 26, 2000, at which time we have the option to redeem any outstanding Series C preferred shares in cash or by issuing common stock. In addition, the investors received three-year warrants to purchase an aggregate of 200,000 shares of common stock at $31.20 per share. The warrants may be exercised at any time prior to April 2001. In July 1998, the investors exercised their right to receive additional warrants to purchase 150,000 shares of common stock at $17.45 per share with an expiration date of March 26, 2001. We also issued a warrant to purchase an aggregate of 50,000 shares of common stock at $28.80 per share to the placement agent that expires March 25, 2001. No further warrants may be issued under the Series C preferred stock placement. In April 1998, we filed a registration statement for 1,800,000 shares of common stock, the maximum number of shares that may be acquired relating to this transaction; except for mandatory conversion where the common share limit does not apply. All shares have been reserved for issuance. The SEC declared this registration statement effective in May 1998. In May, September and November 1998, an aggregate of $13,800,000 face amount of the Series C preferred stock was converted into common stock resulting in the issuance of approximately 1,136,000 shares of common stock.

   We closed a $20 million convertible debt and warrant financing at the end of March 1999. The convertible debt accrues interest at 7% annually and is convertible into common stock at a fixed price of $14.50 per share at any time after March 30, 2000 and through March 29, 2004. Subject to meeting specified conditions, at our option, any time on or after March 30, 2002, we may prepay all of the outstanding principal by converting the outstanding principal to common stock at $14.50 per share and we may pay accrued interest on the debt by paying cash or by converting the outstanding interest into shares of common stock at the average trading price for our common stock for the twenty trading days preceding the interest payment date. In addition, the purchasers of the convertible debt received five-year warrants to purchase up to 400,000 shares of common stock at $21.75 per share. The warrants may be exercised upon 75 days' prior written notice at any time prior to March 29, 2004. In May 1999, we filed a registration statement for 2,096,333 shares of Common Stock issuable as follows: (1) 1,646,333 shares of Common Stock which may become issuable by reason of the conversion of the convertible debt, and accrued interest, (2) 400,000 shares which may become issuable upon the exercise of the warrants issued in the financing, and (3) 50,000 shares issued in connection with an asset purchase transaction. In May 1999, the SEC declared this registration statement effective.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

We Have No Intention to Pay Dividends

   We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future. As a result, an investor will only recognize an economic gain on an investment in our stock from an appreciation in the price of our stock.

Our Business Is Exposed to the Risk of System Failure from the Year 2000
Problem

   The Year 2000 issue ("Y2K") refers to potential problems with computer systems or any equipment with computer chips or software that use dates where the year has been stored as just two digits (e.g., 98 for 1998). On January 1, 2000, any clock or date recording mechanism incorporating date sensitive software which uses two digits to represent the year may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to manufacture product or process transactions, send invoices or engage in similar business activities. We have not experienced any disruptions or problems with our computer systems arising from Y2K issues.

   In order to address this situation, we conducted an assessment to identify and determine the Y2K readiness of our systems. This assessment program focused on three main functional areas, including:

    . Information technology which addresses data, phone and administrative systems;

    . Embedded chip technology which addresses manufacturing systems, laboratory instruments and plant maintenance systems with programmable logic controllers with date functions; and

    . Material suppliers, vendors and other third parties that address areas that are critical to the manufacturing process, distribution of product or other business processes.

   The task of assessment from a Y2K readiness perspective is 100% complete and remedial action for noncompliant systems is complete. In addition to the assessment of systems, key vendors, suppliers and other third parties were identified and a survey form was sent to each of these business entities to determine if their systems are Y2K compliant. We have received responses from all of our critical vendors, suppliers, and other third parties. Y2K issues with our vendors, suppliers or other third parties could delay the shipment and receipt of critical supplies, potentially impacting production and operations. We proactively addressed the Y2K issue with vendors, suppliers and other third parties to minimize risk from these external factors.

   Our Y2K project is complete and the costs associated with the Y2K issue was about $250,000, which included the use of internal resources. Working capital was used to fund these costs. Costs consisted primarily of payroll costs for existing employees, including the information technology group, which are not separately tracked, as well as certain hardware and software upgrades and training costs. If we or key third parties such as suppliers and customers are not Y2K ready, there could be an adverse effect on our business, results of operations and financial condition. We believe that with the implementation of the Y2K program the risk of significant interruptions of normal operations is reduced. We have developed certain contingency plan to address a situation in which Y2K problems do cause an interruption in normal business activities.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the American Stock Exchange. You can read and copy reports and other information concerning us at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006-1881.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock are sold. The documents we are incorporating by reference are:

    . Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999 (File No. 1-09898);

    . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 filed on May 14, 1999,
       August 16, 1999, and November 15, 1999, respectively;

    .  Our Proxy Statement, filed on April 21, 1999; and

    . The description of our capital stock contained in our registration statements on Form 8-A under the 1934 Act (File No. 1-09898), including amendments or reports filed for the purpose of updating that description.

   You may request a copy of these filings at no cost by writing or telephoning our Director of Investor and Public Relations at the following address and phone number:

     Organogenesis Inc.
     150 Dan Road
     Canton, Massachusetts 02021
     (781) 575-0775

   This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement.

   This prospectus and the documents incorporated by reference contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Examples of forward-looking statements can be found in the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and under "Business" in the Form 10-K, incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. When considering forward-looking statements, you should keep in mind that the risk factors noted below and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward-looking statement. You should read the entire prospectus carefully, including the "Risk Factors" section, and you must consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.

                                USE OF PROCEEDS

   We plan to use the net proceeds from the sale of the common stock for general corporate purposes, including working capital, capital expenditures and acquisitions. Each time we sell the common stock, we will provide a Prospectus Supplement that will contain information about how we intend to use the net proceeds from the Securities.

                              PLAN OF DISTRIBUTION

   We may offer our common stock directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.

   If underwriters are used in an offering of our common stock, we will execute an underwriting agreement with such underwriters and will set out the name of each underwriter and the terms of the transaction, including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers in a Prospectus Supplement. If an underwriting syndicate is used, the managing underwriter(s) will be set forth on the cover of a Prospectus Supplement. Common stock will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If dealers are used in an offering of our common stock, we will sell the common stock to the dealers as principals. The dealers then may resell such shares of common stock to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement.

   If agents are used in an offering of our common stock, the names of the agents and the terms of the agency will be set forth in a Prospectus supplement. Unless otherwise indicated in a Prospectus Supplement, the agents will act on a best-efforts basis for the period of their appointment.

   Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the Securities described therein. Underwriters, dealers and agents, may be entitled to indemnification by us against certain liabilities (including liabilities under the Securities Act of 1933) under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a Prospectus Supplement.

   We may solicit offers to purchase our common stock from, and sell common stock directly to, institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof. The terms of any offer will be set forth in a Prospectus Supplement.

   Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business, including refinancing of our indebtedness.

   If so indicated in a Prospectus Supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase our common stock pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of our common stock will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

   To facilitate an offering of our common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments of the common stock. Over-allotments involve the sale by persons participating in the offering of more common stock than we have sold to them. In such circumstances, these persons would cover over-allotments by purchasing our common stock in the open market or by exercising their over-allotment options. In addition, such persons may stabilize or maintain the price of our common stock by bidding for or purchasing our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if common stock they sell are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may discontinue at any time.

                           DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

   Pursuant to our Certificate of Incorporation, as amended, we are authorized to issue up to 80,000,000 shares of our common stock, $.01 par value per share. We are authorized to issue up to 1,000,000 shares of preferred stock, $1.00 par value per share.

   As of December 31, 1999, there were issued and outstanding 30,689,019 shares of our common stock (excluding 85,000 treasury shares). The table below sets forth for each of our stock option plans, as of December 20, 1999, (a) the number of shares of common stock reserved for issuance under each option plan and (b) of the shares of common stock reserved for issuance, (1) the number of shares issued pursuant to the exercise of granted options, (2) the number of shares still available for issuance and (3) the number of shares available for issuance or no longer available for issuance.

                           Shares   Subject to    Issued    Available No Longer
                          Reserved  Outstanding Pursuant to    for    Available
                             For      Option     Exercised   Future   for Future
                          Issuance    Grants      Options   Issuance   Issuance
                          --------- ----------- ----------- --------- ----------
1986 Stock Option Plan..  4,882,812  2,290,392   2,353,073        --   239,347
1995 Stock Option Plan..  5,000,000  3,359,151     161,189  1,479,660      --
1991 Directors' Stock
 Option Plan............    244,141     73,246      36,623        --   134,272
1994 Directors' Stock
 Option Plan............    488,281    277,546      46,388    164,347      --
1999 Non-Qualified Stock
 Option Plan............  1,000,000    450,000         --     550,000      --
Officer Stock Option
 Agreement..............    732,423    732,423         --         --       --

   In addition, 366,211 shares of our common stock are reserved for issuance under our 1991 Employee Stock Purchase Plan. 51,597 of these shares have been issued at December 31, 1999 and 314,614 are still available for future issuance.

   In addition, 1,800,000 shares have been reserved for issuance upon conversion of the Series C Preferred Stock and exercise of the Warrants issued in a private placement of our securities in March 1998 and 50,000 shares have been reserved for issuance upon the exercise of warrants issued to Reedland Capital Partners. Pursuant to our issuance of convertible notes and warrants in March 1999, an additional 2,046,333 shares of our common stock have been reserved for issuance upon (i) the conversion of convertible notes into common stock, (ii) the payment of accrued interest on the convertible notes in common stock, and (iii) the exercise of warrants issued in the financing.

   Pursuant to an asset purchase transaction with Baxter Healthcare Corporation, an additional 50,000 shares of our common stock have been reserved for issuance and were issued as of April 30, 1999.

Common Stock

   The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the company. All outstanding shares of Common Stock are fully paid and non-assessable.

Shareholder Rights

   In August 1995, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one right for each outstanding share of common stock to stockholders of record on September 1, 1995. After adjusting for two one- for-four stock dividends distributed during 1997 and one one-for-four stock dividend distributed during 1998, there is approximately .51 of a right for each outstanding share of common stock. Each right only becomes exercisable and transferable apart from the common stock at the earlier of: (1) ten days after a person or group acquires beneficial ownership of 15% or more of outstanding common stock; or (2) ten business days following an announcement of a tender or exchange offer of 30% or more of outstanding stock.

   Initially, each right, upon becoming exercisable, would entitle the holder to purchase one-thousandth of a share of Series B Junior participating preferred stock at an exercise price of $85, subject to adjustment. If a person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock, then each holder of a right (other than rights held by the acquiring person or group) would have the right to receive that number of shares of common stock which equals the exercise price of the right divided by one-half of the current market price of the common stock.

   The rights may be redeemed for $0.01 per right at any time until the tenth day following the stock acquisition date. The rights will expire on September 1, 2005.

Delaware Law and Our Charter and By-law Provisions; Anti-takeover Effects

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Under the by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

   Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Preferred Stock

   The Board of Directors may, without further action of our stockholders, issue preferred stock in one or more series and fix the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

   We have authorized 1,000,000 shares of preferred stock at August 10, 1999, of which 250,000 shares are designated as Series A convertible preferred stock, 50,000 shares are designated as Series B junior participating preferred stock and 200 shares are designated as Series C convertible preferred stock. The 250,000 shares of Series A convertible preferred stock that were previously issued were subsequently converted into 312,500 shares of common stock in October 1995. No shares of Series A or Series B preferred stock are issued and outstanding as of the date of this prospectus or were issued and outstanding as of December 31, 1996, 1997 or 1998.

   In March 1998, we completed a placement of 200 shares of Series C convertible preferred stock and warrant financing with two institutional investors. The Series C preferred stock pay no dividends, have no voting rights, and are convertible into common stock on a scheduled basis over two years based on market price at time of conversion. The conversion price per share is to be the lower of (a) $28.80 and (b) the average of the closing bid prices of our common stock for any three trading days selected by the investors during the 20 consecutive trading days immediately prior to the date of conversion, in each case, subject to adjustment for subsequent dilutive financings or if we declare a dividend or make a distribution in shares of common stock, subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or combine or reclassify our outstanding common stock into a smaller number of shares. The investors, in the aggregate, may not convert preferred stock into common stock in excess of 1,136,364 shares. However, no limits exist for conversions upon redemption or upon a major transaction, such as a consolidation or merger, the sale or transfer of substantially all of our assets, or a purchase, tender or exchange offer for more than 50% of our outstanding shares of common stock that is accepted by the holders of common stock. In addition, the investors are not entitled to convert Series C preferred stock in excess of that number of Series C preferred stock shares that, upon giving effect to the conversion, would cause the aggregate number of shares of common stock beneficially owned by that investor and its affiliates to exceed 4.9% of our outstanding shares of common stock following the conversion. We may call for conversion of all or part of the shares of Series C preferred stock under certain conditions based on continued improvement in the price of our common stock. If any Series C preferred stock remains outstanding on the mandatory conversion date of March 26, 2000, we have the option of redeeming any such outstanding Series C preferred stock by: (1) paying cash equal to the product of the number of Series C preferred stock outstanding multiplied by the stated value of $100,000 per share; (2) issuing common stock equal to 1.15 of the stated value divided by the average of the closing bid prices for the 20 consecutive trading days prior to the mandatory conversion date; or (3) any combination of these methods. In addition, the investors received three-year warrants to purchase an aggregate of 200,000 shares of common stock at $31.20 per share. The warrants may be exercised at any time prior to April 2001. In July 1998, the investors exercised their right to receive additional warrants to purchase 150,000 shares of common stock at $17.45 per share with an expiration date of March 26, 2001. We also issued a warrant to purchase an aggregate of 50,000 shares of common stock at $28.80 per share to the placement agent that expires March 25, 2001. No further warrants may be issued under the Series C preferred stock placement.

   In April 1998, we filed a registration statement for 1,800,000 shares of common stock, the maximum number of shares that may be acquired relating to this transaction; except for mandatory conversion where the common share limit does not apply. All shares have been reserved for issuance. The SEC declared this registration statement effective in May 1998. In May, September and November 1998, an aggregate of $13,800,000 face amount of the Series C preferred stock was converted into common stock resulting in the issuance of approximately 1,136,000 shares of common stock. As of the date of this prospectus, we have 62 shares of Series C convertible preferred stock outstanding.

   In the event of any liquidation, dissolution or winding up of the company, the holders of the Series C preferred stock will be entitled to receive an amount per Series C preferred stock share equal to the stated value, before any amount shall be paid to the holders of any of our capital stock of any class junior in rank to the Series C preferred stock. As long as the initially issued shares of Series C preferred stock remain outstanding, then without the prior express written consent of the holders of not less than two-thirds ( 2/3) of the then outstanding Series C preferred stock, we may not authorize or issue additional or other capital stock that is of senior rank to the Series C preferred stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the company. Until all of the Series C preferred stock has been converted or redeemed, we may not redeem or declare or pay any cash dividend or distribution on our common stock or any other series of our preferred stock without the prior express written consent of the holders of not less than two-thirds ( 2/3) of the then outstanding Series C preferred stock.

   Additional shares of authorized preferred stock may be issued without stockholder approval, subject to the rights of any holders of outstanding Series C preferred stock. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the holders of common stock. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. The Board of Directors, without approval of the holders of common stock, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock or create impediments to persons seeking to gain control of the company.

   The rights of the holders of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of the Series C preferred stock and any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. See "Description of Securities--Shareholder Rights."

Convertible Debt

   On March 31, 1999, we completed a financing of $20,000,000 through the private placement of five year convertible debentures and 400,000 warrants to purchase common stock. The debentures are convertible at a fixed price of $14.50 per share any time on or after March 30, 2000. Interest on the debentures accrues at 7% annually, payable in cash, common stock (at the average trading price for the twenty trading days preceding the due date) or any combination thereof, at our option, semi-annually on September 30 and March 31 or on the date any of the principal outstanding under the notes has been converted into common stock. At our option, at any time on or after March 30, 2002, the debentures may be prepaid by conversion of the principal into common stock at the conversion price of $14.50, cash or any combination thereof and payment of any accrued interest as described above, provided that the average per share market value for the twenty consecutive trading days immediately preceding the date of prepayment equals or exceeds $38.67 per share. The debentures mature on March 29, 2004 and are payable in cash upon maturity.

Warrants

   In connection with our issuance of $20 million of 7% convertible debt in March 1999, each purchaser of the convertible debt received one warrant for each $50.00 in face value of the convertible debt purchased, for an aggregate issuance of 400,000 warrants. Each warrant grants the right to purchase one share of common stock at an exercise price of $21.75 at any time on or before March 29, 2004. The warrants are exercisable upon 75 days' prior written notice by the registered holder of the warrant, except upon certain conditions. The exercise price and the number of shares of common stock issuable upon exercise of each warrant are subject to adjustment from time to time upon any stock dividend or other distribution upon shares of capital stock, stock split, subdivision, combination or reclassification of the outstanding shares of common stock and consolidation, merger or transfer of all or substantially all of our assets.

Treasury Stock

   In September 1998, the Board of Directors authorized a common stock repurchase program. Repurchases are allowed through open-market transactions for up to 500,000 shares that will provide us with treasury shares for general corporate purposes. At December 31, 1999, we had in treasury 85,000 shares of common stock for an aggregate purchase price of $804,000. The stock repurchase program may be discontinued at any time.

                          TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                     LEGALITY OF COMMON STOCK AND WARRANTS

   The validity of the securities offered in this prospectus is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

   Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Section 102(b)(7) of the Delaware General Corporation Law permits us to provide in our certificate of incorporation that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Our Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by law and that we may advance litigation expenses to an officer or director prior to the final disposition of an action.

   Our Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

   We have a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

Commission Policy

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy our Securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of February, 2000. You should not assume that this prospectus is accurate as of any other date.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   3
Risk Factors...............................................................   4
Where You Can Find More Information........................................  12
Incorporation of Documents By Reference....................................  13
Use of Proceeds............................................................  14
Plan of Distribution.......................................................  15
Description of Securities..................................................  16
Transfer Agent and Registrar...............................................  20
Legality of Common Stock and Warrants......................................  20
Experts....................................................................  20
Indemnification............................................................  21




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 Shares

                                       of

                                  Common Stock

                               ORGANOGENESIS INC.


                               ----------------

                                   PROSPECTUS

                               ----------------

                               February 14, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the Securities being registered. Other than the SEC registration fee and the AMEX filing fee, the amounts stated are estimates.

     Item                                                             Amount
     ----                                                           -----------
     SEC registration fee.......................................... $ 13,200.00
     AMEX listing fee.............................................. $ 17,500.00
     Legal fees and expenses....................................... $240,000.00
     Accounting fees and expenses.................................. $ 51,000.00
     Miscellaneous fees and expenses............................... $ 28,300.00
                                                                    -----------
       Total....................................................... $350,000.00
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

   See "Indemnification" contained in Part I hereof, which is incorporated herein by reference.

   We shall indemnify and hold harmless persons who serve at our express written request as directors or officers of another organization in which we own shares or of which we are a creditor.

   In addition, the Registration Rights Agreement, filed as Exhibit 4(i) to the Registrant's Annual Report of form 10-K for the fiscal year ended December 31, 1999, contains provisions for indemnification by the parties to those agreements and their officers, directors, and controlling persons against certain liabilities under the Securities Act of 1933.

Item 16. Exhibits.

   Exhibit
   Number  Description
   ------- -----------
     1*    Form of Underwriting Agreement.

     4.1   The Restated Certificate of Incorporation of the Registrant
           (previously filed with the Commission on August 16, 1999 as Exhibit
           3(I) to the Registrant's Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference).

     4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-
           48340, and incorporated herein by reference).

     4.3   Bylaws (previously filed as Exhibit No. 4b to the Registrant's
           Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

     5* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

    23.1*  Consent of PricewaterhouseCoopers LLP.

    23.2*  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           (included in Exhibit 5).

    24**   Power of Attorney (filed in Part II of this Registration Statement).

--------

*  Filed herewith.

** Previously filed.

ITEM 17. Undertakings.

   A. Rule 415 Offering

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. Filings Incorporating Subsequent Exchange Act Documents by Reference

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Incorporated Annual and Quarterly Reports.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   D. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on April 27, 2001.

                                          ORGANOGENESIS INC.

                                                 /s/ Philip M. Laughlin
                                          By: _________________________________
                                                  Name: Philip M. Laughlin
                                               Title: Chief Executive Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                Title                        Date
              ---------                                -----                        ----

      /s/ Philip M. Laughlin           President and Chief Executive Officer   April 27, 2001
______________________________________
          Philip M. Laughlin

        /s/ John J. Arcari             Chief Financial Officer, Treasurer      April 27, 2001
______________________________________ and Secretary (Principal financial
            John J. Arcari             officer and principal accounting
                                       Officer)

                  *                    Director and Chairman of the Board      April 27, 2001
______________________________________
             Albert Erani

                                       Director
______________________________________
         James J. Apostolakis

                  *                    Director                                April 27, 2001
______________________________________
           David A. Gardner

                  *                    Director                                April 27, 2001
______________________________________
          Bernard A. Marden

                                       Director
______________________________________
            Glenn Nussdorf

                  *                    Director                                April 27, 2001
______________________________________
            Bjorn R. Olsen

                  *                    Director                                April 27, 2001
______________________________________
         Marguerite A. Piret

                  *                    Director                                April 27, 2001
 _____________________________________
           Anton E. Schrafl

 /s/ Philip M. Laughlin

By: ________________________

     Philip M. Laughlin

      Attorney-in-fact

* By executing his name hereto, Philip M. Laughlin is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

   Exhibit
   Number  Description
   ------- -----------
     1*    Form of Underwriting Agreement.

     4.1   The Restated Certificate of Incorporation of the Registrant
           (previously filed with the Commission on August 16, 1999 as Exhibit
           3(I) to the Registrant's Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference).

     4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-
           48340, and incorporated herein by reference).

     4.3   Bylaws (previously filed as Exhibit No. 4b to the Registrant's
           Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

     5* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

    23.1*  Consent of PricewaterhouseCoopers LLP.

    23.2*  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           (included in Exhibit 5).

    24**   Power of Attorney (filed in Part II of this Registration Statement).

--------

*  Filed herewith.

** Previously filed.